Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2006, except for Note D, to which the date is April 18, 2006 and Note L, to which the date is October 25, 2006, accompanying the financial statements of Universal Power Group, Inc. contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and our report dated February 24, 2006 with respect to the related financial statement schedule, included herein, and to the references to our firm under the headings “Selected Financial Data” and “Experts.”

/s/ KBA GROUP LLP
Dallas, Texas
December 11, 2006